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                                                                      Exhibit 11


                  NEW SKIES SATELLITES N.V. AND GROUP COMPANIES
                       CODE OF BUSINESS CONDUCT AND ETHICS


INTRODUCTION

     The Company's Code of Business Conduct and Ethics (the "Code"), which is embodied in the following standards, is a guide to ethical decision-making. We are committed to uncompromising integrity in all that we do and how we relate to each other and to persons outside the Company. The Code reflects the values that define the Company and the principle that we must strive to avoid any circumstances that may give rise to even an appearance of impropriety. The standards in this Code may be further explained or implemented through policy memoranda or other compliance manuals, including those relating to specific areas of our business. This Code is available on our intranet, as well as in our Human Resources and Legal Departments.

     Each of us is personally responsible for making sure that our business decisions and actions comply at all times with the letter and spirit of this Code. Given the pace of changes in our industry, no set of standards should be considered the final word in all circumstances. When you have doubts about the application of a standard or where we have not addressed a situation that presents an ethical issue, you should seek guidance from your immediate supervisor or from the Legal Department.

     All supervisory and management personnel, including all members of the Executive Management Committee and Supervisory Board of Directors of the Company, have a special responsibility to lead according to the standards in this Code, in both words and action. Our supervisory and management personnel are also expected to adhere to and promote our "open door" policy. This means that they are available to anyone with ethical concerns, questions or complaints. We also maintain a confidential "hot line" that you can call in those circumstances, the details of which are set out at the end of this Code. Concerns may also be raised with the Company's "lead" outside Supervisory director, whose contact details are also set out at the end of this Code. All concerns, questions and complaints will be taken seriously and handled promptly, confidentially and professionally. No retaliation will be taken against any employee for raising any concern, question or complaint in good faith.

     The following standards of conduct will be enforced at all organizational levels. Anyone who violates them may be subject to prompt disciplinary action in proportion to the nature and severity of the violation and the circumstances surrounding the event.

COMPLIANCE WITH LAWS, RULES AND REGULATIONS, ETC.

     It is the Company's policy to be a good "corporate citizen." Wherever we do business, employees of the Company are required to comply with all applicable laws, rules and regulations. Employees are also responsible for complying with requirements of contracts that we have entered into with other parties, such as intellectual property licenses, confidentiality agreements, leases, etc. The standards in this Code must of course be interpreted in light of the law and practices of the countries where we operate, as well as good common sense. Any suspected or actual violation of any applicable law, rule or regulation should be reported immediately to the employee's immediate supervisor or the Legal Department.

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CONFLICTS OF INTEREST

     A conflict of interest occurs whenever our private interests interfere with the interests of the Company as a whole. In order for the Company to carry out its business effectively, it must be assured of its employees' loyalty. Employees must therefore refrain from entering into relationships that might impair their judgment as to what is best for the Company. Even relationships that give rise to the appearance of a conflict of interest should be avoided. You cannot avoid these standards by acting through someone else, such as a friend or family member.

     There are many different ways in which conflicts of interest arise. For example, personal financial interests, obligations to another company or governmental entity or the desire to help a relative or friend are all factors that might divide our loyalties. To clarify what we mean, we have set out below our policies about the most common types of conflict of interest.

     Employees who believe it is not possible to avoid a conflict of interest must bring this to the attention of their immediate supervisor, who should in appropriate circumstances bring it to the attention of the Legal Department.

          o    OUTSIDE EMPLOYMENT AND DIRECTORSHIPS

          Employees and officers of the Company may not work for or receive compensation for services from any competitor, customer, distributor or supplier without the written approval of the Legal Department. In addition, they may not serve on the board of directors of another company or of a governmental agency without the advance approval of the Legal Department. Even where approval is granted, employees and officers must take appropriate steps to separate Company and non-Company activities. The Legal Department will assist you in determining what steps are appropriate. The Supervisory Board of Directors shall keep the Company apprised of board positions which they hold in other companies.

          o    INVESTMENTS

          Employees and officers of the Company may not have financial interests in any competitor, customer, distributor or supplier where this would influence their actions on behalf of the Company. If there is any doubt about how an investment might be perceived, you should discuss it in advance with your immediate supervisor or the Legal Department.

          o    LOANS TO EMPLOYEES

          Loans to and guarantees of obligations of employees incurred for personal reasons can also present conflicts of interest. Such loans are prohibited by law in the case of the Company's directors and executive officers. It is the Company's policy that such loans will generally not be made to other employees.


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          o    ACCEPTANCE OF GIFTS AND ENTERTAINMENT

          The acceptance of gifts and entertainment by employees or members of their family may present a conflict of interest. While employees are permitted to accept gifts of nominal value, such as unsolicited promotional items, they are prohibited from accepting anything that might reasonably be deemed to affect their judgment or that is accompanied by any express or implied understanding that the recipient is in any way obligated to do something in exchange for the gift. Similarly, employees may accept entertainment, but only insofar as it is reasonable in the context of the business at hand. Employees are strictly prohibited from soliciting gifts, gratuities or business courtesies for the benefit of any family member or friend.

          o    FAMILY MEMBERS AND CLOSE PERSONAL RELATIONSHIPS

          The Company's standards of conduct are not intended to intrude on our personal lives. Situations may arise, however, where our relationships with family members and friends create conflicts of interest. Generally, employees are prohibited from being in the position of supervising, reviewing or having any influence on the job evaluation or salary of their close relatives. Employees who have family members or friends that work for businesses seeking to provide goods or services to the Company may not use their personal influence to affect negotiations.


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                QUESTIONS AND ANSWERS ABOUT CONFLICTS OF INTEREST

Q: I HAVE DEVELOPED A FRIENDSHIP WITH A SUPPLIER AND AM CONSIDERING ENTERING INTO A PARTNERSHIP WITH HIM IN A BUSINESS VENTURE UNRELATED TO THE COMPANY. IS THIS AGAINST COMPANY POLICY?

A: Most likely. Even if you are able to keep your personal and financial dealings from affecting your judgment on behalf of the Company, others may perceive that you are biased. You should discuss your plans with your supervisor or the Legal Department before proceeding.

Q: I DO A LOT OF TRAVELING FOR THE COMPANY. CAN I USE THE FREQUENT FLYER POINTS OR COUPONS I RECEIVE FROM AIRLINES FOR MY PERSONAL TRAVEL PLANS?

A: It is generally permissible for you to use the frequent flyer coupons and other non-cash benefits you acquire for personal travel. You may not, however, attempt to manipulate the travel plans the Company makes for you in order to receive such benefits. Any additional expense you cause the Company to incur for your benefit amounts to a misappropriation of Company funds.

Q: MY HUSBAND OWNS A LANDSCAPING BUSINESS. I'M SURE HE CAN PROVIDE THE COMPANY WITH A PRODUCT THAT IS COMPETITIVE IN TERMS OF QUALITY AND PRICE. CAN HE SOLICIT WORK FROM THE COMPANY?

A: Your husband might be able to solicit work from the Company, provided that he does not use your employment with the Company to influence the selection process.
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Corporate Opportunities

     Employees may not appropriate to themselves, or to any other person or organization, the benefit of any business venture, opportunity or potential opportunity that they learn about in the course of their employment and that is in the Company's line of business without first obtaining the Company's consent. It is never permissible for employees to compete against the Company, either directly or indirectly. Employees, officers and directors owe a duty to the Company to advance its legitimate interests when the opportunity to do so arises.

Securities Laws and Insider Trading

     Employees are required to comply with the Company's Insider Trading Policy (the "ITP"). A copy of the ITP may be obtained on the Company intranet or through the Legal or Human Resources Departments.

     In the course of their duties, employees may be exposed to information about the Company or other companies that is not available to the general public. The use of such non-public or "inside" information for securities trading purposes is strictly forbidden, whether by the employee or any of his or her family members or any other person to whom the employee may have communicated the information. It is not only unethical, but also illegal and could expose the employee to civil and criminal penalties.

     Netherlands, U.S. and other laws prohibit anyone who possesses "material" non-public information about a company to trade its stock or other securities. "Material" information is usually defined as any information that might influence a reasonable investor to buy, sell or hold stock. Common examples include financial results, financial forecasts, possible mergers, acquisitions or divestitures, significant product developments and major changes in business direction. Netherlands, U.S. and other laws also prohibit anyone who possesses material, non-public information from using it to tip anyone else who might trade on it.

     Violation of the law may result in civil and criminal penalties, including fines or jail sentences. Employees who are uncertain about the legal rules governing purchases and sales of securities they wish to make should review the ITP and, if questions persist, consult the Legal Department before trading.


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                   QUESTIONS AND ANSWERS ABOUT INSIDER TRADING

Q: WHEN I BEGAN WORK, THE COMPANY OFFERED ME A STOCK OPTION ALLOWING ME TO BUY COMPANY STOCK AT A GOOD PRICE. DOES THE COMPANY'S INSIDER TRADING POLICY LIMIT WHEN I CAN EXERCISE THE OPTION?

A: Yes, you must comply with the provisions of our Insider Trading Policy when transacting in any New Skies security, including exercise of stock options and buying or selling any New Skies shares.
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Q:   I TOLD MY SISTER-IN-LAW ABOUT A NEW PRODUCT ONE OF OUR VENDORS IS PLANNING
     TO INTRODUCE ON THE MARKET. NOW SHE WOULD LIKE TO BUY STOCK IN THE COMPANY. OUR INSIDER TRADING POLICY DOESN'T APPLY TO HER, DOES IT?

A: If you possess material, inside information, you are not only prohibited from using it yourself, but you must not reveal the information to anyone else who might use it for personal gain. A friend or relative who trades on inside information you acquired at work will be subject to the same penalties as you would be if you traded on it. In addition, you might be penalized for revealing the information.
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CONFIDENTIAL AND PROPRIETARY INFORMATION

     Information is a valuable corporate asset. All employees have a duty to safeguard confidential and proprietary information about the Company and information that our suppliers and customers have entrusted to us. Generally speaking, confidential and proprietary information is information that has not been disclosed to the general public or that gives our business an advantage over our competitors or could expose us to harm or liability if released prematurely or inappropriately. Common examples include formulas, patents, trademarks and trade secrets, as well as financial information, corporate strategy and information about relationships with our customers and suppliers. Employees who are unsure about whether information should be treated as confidential or proprietary must consult with their immediate supervisor or the Legal Department.

     The duty to preserve the Company's confidential and proprietary information is not limited to our employees' period of employment, but continues even after they have left the Company.


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      QUESTIONS AND ANSWERS ABOUT CONFIDENTIAL AND PROPRIETARY INFORMATION

Q: Can I reveal confidential information about the Company to my spouse when I talk with her about my work? I'm sure that she will keep it secret.

A: It is not permissible for you to reveal confidential information about the Company to your spouse. Although you and your spouse have a confidential relationship with each other, she does not have a confidential relationship with the Company. Because of this, you must be careful not to discuss confidential information with her. This is true of anyone outside the Company, including other close family members.

Q: HOW CAN I TELL IF INFORMATION IS PROPRIETARY OR CONFIDENTIAL IF IT ISN'T MARKED?

A: There are no hard and fast rules with respect to information that is not marked. Such information must be judged on the basis of its content. However, the following tip may help you.

     If you are not certain whether information has been made available to the public, you should presume it is proprietary if: (1) it is used in conducting the Company's business; (2) it grants a competitive advantage over those who do not possess it; or (3) it is distributed on a strictly internal basis within the Company.
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FAIR DEALING

     Employees must deal fairly and honestly with the Company's customers, suppliers, competitors and other employees.

COMPETITION RESTRICTIONS

     In most countries, there are laws that govern the ways in which the Company may compete. The purpose of these laws (sometimes known as "competition" or "antitrust" laws) is to prevent interference with a competitive market system. Under these laws, companies or individuals may not enter into formal or informal agreements with other companies or individuals or engage in certain other activities that unreasonably restrict competition. Employees must not engage in any illegal practices, which can include, among others, price fixing, allocating customers or territories or unlawfully abusing a dominant market position.

PROTECTION AND PROPER USE OF COMPANY ASSETS

     The Company's success requires a commitment on the part of all of its employees to the proper allocation and use of its assets, tangible and intangible. For these purposes, the Company's assets include equipment, supplies, real estate, tools, inventory, funds, computer systems and equipment, computer software, computer data, vehicles, records or reports, non-public information, intellectual property or other sensitive information or materials and telephone, voice mail or e-mail communications, as well as Company funds in any form. We have a duty to protect the Company's assets from loss, damage, misuse, theft or sabotage. We must also ensure the efficient use of the Company's assets. The Company's assets are to be used primarily for business purposes. The Company recognizes that employees may need to use certain Company assets for personal use from time-to-time. We encourage employees to use their common sense when making use of the Company's assets. Any such personal use of Company assets must not be abusive and must be reasonable in light of the circumstances.

ACCURATE BOOKS AND RECORDS

     Netherlands and U.S. laws require the Company to make sure that its books and records accurately and fairly represent transactions and dispositions of our assets in reasonable detail. In all of our operations, it is a violation of Company policy, and possibly illegal, for any employee to intentionally cause our books and records to be inaccurate. Employees must never create or participate in the creation of records that are misleading or artificial. Employees are expected to cooperate fully with our independent auditors. In particular, the following requirements must be strictly respected by all employees.

          o    ACCESS TO COMPANY ASSETS, TRANSACTIONS ON MANAGEMENT'S
               AUTHORIZATION

          Access to Company assets is permitted only in accordance with management's general or specific authorization and transactions must be executed only in accordance with management's general or specific authorizations. Transactions involving the Company must be recorded to permit preparation of our financial statements in conformity with generally accepted accounting principles and related requirements and to maintain accountability for the Company's assets.

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          o    ACCURATE BOOKS

          All Company books and records must be true and complete. False or misleading entries are strictly prohibited, and the Company will not condone any undisclosed liabilities or unrecorded bank accounts or assets established for any purpose.

          o    PROPER PAYMENTS

          No employee may authorize payment of Company funds knowing that any part of the payment will be used for any purpose other than the purpose described in the documents supporting the payment.

          o    APPROPRIATE CONTROLS

          Administrative and accounting controls must be implemented to provide reasonable assurance that the Company is in compliance with the above requirements and that financial and other reports are accurately and reliably prepared, and fully and fairly disclose all required or otherwise material information.

COMPLETE, ACCURATE AND TIMELY DISCLOSURE

     The Company is owned by the public and its shares are listed for trading on one or more exchanges. As a result, the Company is obligated to make various disclosures to the public. The Company is committed to full compliance with all requirements applicable to its public disclosures. The Company has implemented disclosure controls and procedures to assure that its public disclosures are timely, compliant and otherwise full, fair, accurate and understandable. All employees responsible for the preparation of the Company's public disclosures, or who provide information as part of that process, have a responsibility to assure that such disclosures and information are complete, accurate and in compliance with the Company's disclosure controls and procedures.

DISCRIMINATION OR HARASSMENT

     The Company is committed to providing a work environment that is free from any form of discrimination on the basis of race, ethnicity, gender, creed, religion, age, disability or sexual preference. It is our policy to provide equal opportunity to all employees.

     The Company will not tolerate harassment, including sexual harassment, in any form. This includes verbal or physical conduct that demeans or threatens any employee, creates a hostile work environment, unreasonably interferes with an individual's work performance or otherwise adversely affects an individual's employment.

WAIVERS OF THE CODE OF BUSINESS CONDUCT AND ETHICS

     Any request for a waiver of any standard in this Code may be granted only by an employee's immediate supervisor and must be notified in advance to the Legal Department. Waivers involving any of the members of the Company's Executive Management Committee may be made only by the Supervisory Board of Directors of the Company or a designated committee of the Supervisory Board, and all waivers granted to such persons or to any senior financial officer will be publicly disclosed to the Company's shareholders. All personnel


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should be aware that the Company generally will not grant such waivers and will do so only when good cause is shown for doing so.

AUDITS; INVESTIGATIONS; DISCIPLINARY ACTION

     The Company may conduct periodic audits of compliance with this Code. Allegations of potential wrongdoing will be investigated by the proper corporate or departmental personnel and, upon the advice of the Legal Department, will be promptly reported to the Executive Management Committee and the Supervisory Board of Directors (or an appropriate committee thereof). Knowingly false accusations of misconduct will be subject to disciplinary action. Employees must also maintain the confidentiality of any investigation and related documentation, unless compelled to disclose such information to a law enforcement officer with appropriate authority or specifically authorized by the Legal Department to disclose such information. Any person who takes any action whatsoever in retaliation against any employee who has in good faith raised any question or concern about compliance with this Code will be subject to serious sanctions.

NO CHANGES TO AGREEMENTS

     This code is not intended to modify or amend any agreements entered into by and between the Company and its employees, officers or directors. To the extent that there is any conflict or inconsistency between the terms of this code and any such agreement, the terms of such agreement shall govern and, to the extent necessary, the Company shall grant a waiver from this Code to the relevant employee and, if applicable, the Company shall disclose such waiver as set forth above.

WHERE TO TURN FOR ADVICE

     Employees who have questions about this Code of Business Conduct and Ethics should turn to their immediate supervisors in the first instance. The Company's "open door" policy gives employees the freedom to approach any member of management with ethical questions or concerns without fear of retaliation. The Company has also established a hot line, which can be accessed by telephone and e-mail. Employees who use the hot line are guaranteed confidential treatment. All employee communications made in good faith will be treated promptly and professionally and without risk of retribution whatsoever. IN ORDER TO REACH THE HOT LINE, YOU CAN TELEPHONE +31 70 338 1987, FAX +31 70 306 4141 OR EMAIL HOTLINE@NEWSKIES.COM.


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                                 ACKNOWLEDGEMENT


     I acknowledge that I have received, read and understood the Company's Code of Business Conduct and Ethics and that my conduct as [an employee] [senior [financial] officer] of the Company must at all times comply with the standards and policies set out in the Code, as well as any other legal or compliance policies or procedures of the Company.


                                             Employee:
                                                      --------------------------

                                             Date:
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